EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No’s 333-1314, 333-15959) and Forms S-8 (Registration No.’s 333-1136, 333-1138) of Sandston Corporation of our report dated March 30, 2023 on the financial statements of Sandston Corporation as of and for the years ended December 31, 2022 and 2021, appearing in the Annual Report on Form 10-K of Sandston Corporation for the year ended December 31, 2022.

/s/ Plante & Moran, PLLC

Southfield, Michigan
March 30, 2023